EXHIBIT 99.1
INTEGRITY BANCSHARES, INC. REPORTS RECORD
SECOND QUARTER EARNINGS
Alpharetta, GA, July 24, 2006 — Integrity Bancshares, Inc. (OTCPK: ITYC) today announced earnings for the second quarter and six-month period ended June 30, 2006.
Net income for the second quarter rose to $2,771,000, or $0.18 per diluted share. This is an increase of 88% over last year’s quarterly net income of $1,475,000 and represents our most profitable quarter ever. Diluted earnings per share for the second quarter increased 80% over last year’s second quarter diluted earnings per share of $0.10. (Per share amounts for periods in 2005 have been adjusted for the December 2005 two-for-one stock split). We also realized record year to date earnings results. For the first six months of 2006, net earnings were $4,948,000 compared to $2,809,000 for the same period last year, an increase of 76%. Diluted earnings per share for the year to date also increased to $.32 compared to $.20 for the same period last year, reflecting a 60% increase.
Total assets as of June 30, 2006 were $958 million, an increase of 9% during the current quarter, 27% for the current year to date and 60% for the trailing twelve months. Total assets at June 30, 2005 totaled $599 million. The annualized year-to-date return on average assets (ROA) and average equity (ROE) was 1.16% and 14.30%, respectively, compared to 1.06% and 11.71% for the same period last year. These increases were due to the strong earnings during the first half of 2006, largely stemming from improvements in our net interest margin and significant growth in earning assets. For the year to date, the net interest margin was 4.46% compared to 4.25% for the comparable period last year.
Earnings growth has primarily been the result of strong asset growth, mainly in loans. We have also benefited from the recent increases in interest rates, as the rates charged on our loans has increased at a faster pace than the rates we pay on deposits. Interest income on loans for the current second quarter of 2006 was $18 million, 93% higher than the same period last year. Our efficiency ratio for the current year to date was 46.1%, despite noninterest expenses, which include our charitable contributions that are generally targeted at 10% of the previous year’s net income. Our Bank subsidiary donates the tithed funds through a Foundation to organizations in our community and around the world that are primarily faith-based, as well as individuals in need that have some relationship with us.
“We are humbled every day by our successes in such a competitive market as Metropolitan Atlanta. Our culture has remained true to the welcoming community bank environment even though we expect to exceed $1 billion in total assets before year-end,” said CEO Steve Skow.
Integrity Bancshares, Inc. is the holding company for Integrity Bank, headquartered in Alpharetta, Georgia. The bank began operations on November 1, 2000, and its main office is located at 11140 State Bridge Road. A second branch was opened at 900 Woodstock Road in Roswell, Georgia in 2003. A third branch opened at 1650 Cumberland Parkway in Smyrna, Georgia in June, 2004. We opened a fourth full-service branch facility in Duluth, Georgia on April 14, 2006. A loan production office opened in Cumming (Forsyth County), Georgia during the fourth quarter of 2005.
The primary investor contact at Integrity Bancshares, Inc. is Ms. Suzanne Long, Senior Vice-President & C.F.O. For additional information and a list of primary market makers of Integrity Bancshares, Inc., please access the Investor Relations section of our website at www.myintegritybank.com.
This release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements relating to present or future trends or factors generally affecting the banking industry and specifically affecting our operations, markets, and products. Without limiting the foregoing, the words “believes,” “expects,” “anticipates,” “estimates,” “projects,” “intends,” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to risks and uncertainties. Actual results could differ materially from those projected for many reasons, including without limitation, changing events and trends that have influenced our assumptions. These trends and events include (i) changes in the interest rate environment which may reduce margins, (ii) non-achievement of expected growth, (iii) less favorable than anticipated changes in the national and local business environment and securities markets, (iv) adverse changes in the regulatory requirements affecting Integrity, (v) greater competitive pressures among financial institutions in our market, (vi) changes in fiscal, monetary, regulatory, and tax policies, (vii) changes in political, legislative, and economic conditions, (viii) inflation, and (ix) greater loan losses than historic levels and (x) failure to achieve the revenue increases expected to result from our recent investments in its transaction deposit and lending businesses. Investors are encouraged to read the related section in Integrity Bancshares, Inc.’s 2005 Annual Report to Shareholders and the 2005 Annual Report on Form 10-K, including the “Risk Factors” set forth therein. Additional information and other factors that could affect future financial results are included in Integrity’s filings with the Securities and Exchange Commission.
Contact:
      Integrity Bancshares, Inc.
     Ms. Suzanne Long
     Senior Vice-President & CFO
     (770) 777-0324
     slong@myintegritybank.com